UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): January 17, 2007

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 17, 2007, Cell Therapeutics, Inc. (the “Corporation”) sent an unsolicited letter to senior management and the Board of Directors of DOR BioPharma, Inc. (“DOR”) outlining the potential major terms of a proposed business combination with DOR and the Corporation (the “Letter”). The Letter was disclosed by DOR via a press release and filing on Form 8-K both dated January 19, 2007. The principal terms of the offer included 29,000,000 shares of CTIC stock, a $15,000,000 contingent value right payable at the Corporation’s option in cash or stock upon FDA approval of orBec® and a cash payment to retire DOR’s current outstanding warrants. In addition the Company proposed to provide additional value to DOR shareholders by spinning out or otherwise distributing DOR’s biodefense assets to DOR shareholders. In its press release announcing the receipt of the Letter, DOR stated that, pursuant to the terms of an exclusivity agreement it has with a third party, DOR is not currently permitted to discuss the terms of the Letter with the Corporation without the consent of such third party. The Corporation does not intend to currently take any further action at this time unless DOR engages in consensual negotiations, which it may not choose to do even if it received the consent of such third party. Even if DOR did agree to engage in negotiations with the Corporation and received the consent of such third party to do so, the parties may not be able to negotiate acceptable terms for a transaction.

Any transaction along the lines outlined in the Letter would be subject to certain conditions, including the completion of satisfactory due diligence, the negotiation and execution of mutually acceptable definitive agreements, the satisfaction of each party with the other’s financial and operating position and prospects, the approval of respective boards of directors of the Corporation and DOR, the approval of DOR’s shareholders, and the approval of CTI’s shareholders of an increase in the Company’s authorized shares so as to permit the issuance of shares to DOR’s shareholders, and may also be subject to other conditions. DOR has not received any confidential information regarding the Corporation’s clinical trials or its financial position.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: January 26, 2007	By:	/s/ James A. Bianco
James A. Bianco, M.D.
President and Chief Executive Officer